                                                                 Exhibit 4.3(c)

                         CONSENT AND FOURTH AMENDMENT TO
                       CREDIT AGREEMENT AND LOAN DOCUMENTS

         This CONSENT AND FOURTH AMENDMENT, dated as of April 18, 2006 (this "Amendment"), is by and among (a) ALLIED HOLDINGS, INC., a Georgia corporation ("Allied Holdings"), and ALLIED SYSTEMS, LTD. (L.P.), a Georgia limited partnership ("Allied Systems" and, together with Allied Holdings, "Borrowers"), each, a debtor and debtor-in-possession; (b) the other Credit Parties signatory hereto (the "Credit Party" and, together with the Borrowers, the "Credit Parties"); (c) GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent (in such capacity, the "Administrative Agent"), Collateral Agent, Revolver Agent and co-Syndication Agent ("GE Capital"); (d) MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan A Agent, Term Loan B Agent, co-Syndication Agent, co-Bookrunner and co-Term Loan B Lead Arranger ("Morgan Stanley"); and (e) the other Lenders signatory hereto from time to time.

                               W I T N E S S E T H
                               - - - - - - - - - -

         WHEREAS, the Credit Parties, the Lenders party to the Credit Agreement from time to time, GE Capital and Morgan Stanley are parties to that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement, dated as of August 1, 2005 (including all annexes, exhibits and schedules thereto, and as amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

         WHEREAS, Borrowers have informed the Lenders that certain Events of Default have occurred or will occur;

         WHEREAS, in a letter agreement, dated March 9, 2006, among Borrowers, the other Credit Parties, the Agents, and the Lenders, the Lenders have agreed to forbear any exercise of their remedies in connection with certain Events of Default;

         WHEREAS, in a letter agreement, dated April 3, 2006 (the "Forbearance Extension"), among Borrowers, the other Credit Parties, the Agents, and the Lenders, the Lenders have agreed to extend the forbearance for the Specified Events of Default (as defined below) until April 18, 2006; and

         WHEREAS, the Administrative Agent and the Requisite Lenders have agreed to amend the Credit Agreement and consent to certain transactions in the manner, and on the terms and conditions, provided for herein.

         NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

         2. Specified Events of Default. Borrowers acknowledge that as of the date hereof they are and remain in default of the Financial Covenants for Fixed Charge Coverage Ratio, EBITDA and the Leverage Ratio as set forth in
Section 6.10 and Annex G, clauses (b), (c) and (d) of the Credit Agreement and as set forth on Schedule A hereto (the "Specified Events of Default").

         3. Overadvance Facility. (a) The Term Loan B Agent, in its discretion, may make additional advances ("Protective Overadvances") of up to $5,000,000 available to Borrowers in accordance with the terms and conditions hereof. Any amount of the Protective Overadvances that is repaid prior to the Maturity Date (as defined below) may not be reborrowed.

                  (b) Maturity Date. All Protective Overadvances, together with all interest accrued thereon, are due and payable in full in cash on or before May 18, 2006 (the "Maturity Date").

                  (c) Interest. Borrowers shall pay interest on the Protective Overadvances to the Term Loan B Agent for its own account (or, in the event that the Term Loan B Lenders in their discretion, participate in the Protective Overadvances, for the ratable benefit of the Term Loan B Lenders) on the Maturity Date at the one-month LIBOR Rate plus nine and one-half percent (9.5%).

                  (d) Default Rate of Interest. Borrowers shall pay interest in accordance with the various Loans, including the Protective Overadvances, made by each Lender at the Default Rate until such time as Borrowers obtain a commitment, in form and substance satisfactory to the Agents, for additional funds to be provided on or before June 19, 2006 in an amount of not less than $20,000,000, at which time the obligation of Borrowers to pay interest on the Obligations, including the Protective Overadvances, shall revert back to the applicable non-Default Rate of interest.

                  (e) Prepayment Premium. In the event that Borrowers shall voluntarily prepay Term Loan A, Term Loan B, the Protective Overadvances or all three, Borrowers shall pay a prepayment premium in an amount equal to 1% of the outstanding amount of the loan unless such prepayment results from a refinancing provided by the Term Loan B Agent.

                  (f) Agent Extension. The Term Loan B Agent, in its sole discretion, may extend, and hereby is authorized to extend, the Maturity Date for a period of up to an additional 30 days without further action by the Lenders so long as the following conditions are satisfied (or waived by) the Term Loan B Agent in its sole discretion:

                           (i)      Borrowers shall have filed a Section 1113(e)
motion with the Bankruptcy Court for interim relief seeking to reduce, and the Bankruptcy Court shall have granted interim relief reducing, under the applicable provisions of the Bankruptcy Code, wages and/or benefits by, in the aggregate, approximately ten percent (10%) of wages per month for the U.S. employees of Allied Systems and certain other Subsidiaries of Allied Holdings who are represented by the International Brotherhood of Teamsters and affiliated local unions under the applicable national collective bargaining agreement;

                           (ii)     Borrowers shall have obtained a commitment
letter and a term sheet in form and substance reasonably acceptable to the Term Loan B Agent for at least $20,000,000 of new funding to be provided on a basis junior to the Revolving Loans (the "Additional Financing") on or before May 18, 2006; and

                           (iii)    Borrowers shall have made reasonably
satisfactory progress, as determined by the Term Loan B Agent in its sole discretion, in implementing the liquidity plan previously delivered to the Lenders.

                  (g) Notwithstanding any other provision hereof, it is understood and agreed that (i) in the event that an additional Event of Default (other than the Specified Events of Default) occurs, the repayment of the amount advanced by or due to the Term Loan B Agent or the Term Loan B Lenders under this Fourth Amendment may be repaid solely as Term Loan B Protective Overadvances in the tenth order of priority as specified in Section 1.3(c)(iii) of the Credit Agreement; and (ii) in the absence of an Event of Default (other than the Specified Events of Default), the Term Loan B Protective Overadvances may be repaid (a) from Revolving Credit Advances to the extent availability exists, (b) out of proceeds of Additional Financing permitted or consented to hereunder, or (c) as is otherwise permitted by this Agreement.

         4. Covenants. Each Borrower executing this Amendment jointly and severally agrees that:

                  (a)      The Credit Agreement shall be amended as follows:

                           (i)      Section (a) of Annex G, Maximum Capital
Expenditures of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the target for maximum Capital Expenditures for the periods ending on March 31, 2006, April 30, 2006 and May 31, 2006 and substituting in lieu thereof the following:

        12-Month Period Ending          Maximum Capital Expenditures per Period
        ----------------------          ---------------------------------------
        March 31, 2006                                $32,402,000

        April 30, 2006                                $34,451,000

        May 31, 2006                                  $34,978,000

                           (ii)     Section (b) of Annex G, Minimum Fixed Charge
Coverage Ratio of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the target for minimum Fixed Charge Coverage for the periods ending on March 31, 2006, April 30, 2006 and May 31, 2006 and substituting in lieu thereof the following:

        Fiscal Month Ending                 Minimum Fixed Charge Coverage Ratio
        -------------------                 -----------------------------------
        March 31, 2006                                   0.56:1.0

        April 30, 2006                                   0.56:1.0

        May 31, 2006                                     0.60:1.0


                           (iii)    Section (c) of Annex G, Minimum EBITDA of
the Credit Agreement is hereby amended as of the Amendment Effective Date by (x) deleting the introductory sentence of Section (c) of Annex G of the Credit Agreement in its entirety and substituting in lieu thereof the following language:

         "Borrowers and their Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month set forth below, EBITDA for the 12-month period then ended of not less than the amount set forth below opposite such Fiscal Month:" and

                  (y) deleting the target for minimum EBITDA for the periods ending on March 31, 2006, April 30, 2006 and May 31, 2006 and substituting in lieu thereof the following:

        Fiscal Month Ending                          Minimum EBITDA
        -------------------                          --------------
        March 31, 2006                                $33,403,000

        April 30, 2006                                $34,486,000

        May 31, 2006                                  $36,855,000

                           (iv)     Section (d) of Annex G, Maximum Leverage
Ratio of the Credit Agreement is hereby amended as of the Amendment Effective Date by (x) deleting the introductory sentence of Section (d) of Annex G of the Credit Agreement in its entirety and substituting in lieu thereof the following language:

                  "Borrowers and their Subsidiaries shall have on a consolidated basis at the end of each Fiscal Month set forth below, a Leverage Ratio of not more than the ratio set forth below opposite such Fiscal Month:" and

                  (y) deleting the target for maximum Leverage Ratio for the periods ending on March 31, 2006, April 30, 2006 and May 31, 2006 and substituting in lieu thereof the following

        Fiscal Month Ending                       Maximum Leverage Ratio
        -------------------                       ----------------------
        March 31, 2006                                   6.02:1.0

        April 30, 2006                                   5.79:1.0

        May 31, 2006                                     5.68:1.0

                  (b) Borrowers shall provide the Agents and the Lenders with a 13-week cash flow forecast to be updated weekly.

         5. Additional Amendments to the Credit Agreement. In addition to the amendments set forth in Section 3(f)(i), the Credit Agreement shall be amended as follows:

                  (a) Section 1.3(b)(ii) Mandatory Prepayments of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the last sentence in its entirety and substituting in lieu thereof the following:

                  The following shall not be subject to mandatory prepayment under this clause (ii): (1) net cash proceeds of sales or other dispositions of Rolling Stock permitted under
         Section 6.8; (2) asset disposition proceeds of less than $250,000 in the aggregate in any Fiscal Year and (3) asset disposition proceeds (including, but not limited to, proceeds resulting from the termination of split-dollar and other life insurance policies) and proceeds of distributions or loan repayments from Haul Insurance, in each case that are reinvested in other assets in the ordinary course of, and otherwise useful in, Borrowers' business within ninety (90) days following receipt thereof; provided that Borrower Representative notifies Administrative Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs Collateral Agent, for the benefit of Agents and Lenders, receives a first-priority Lien on such replacement assets.

                  (b) Section 1.3(b)(iii) Mandatory Prepayments of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting such section in its entirety and substituting in lieu thereof the following:

         "(iii)   If any Credit Party issues any debt securities (other than
         Indebtedness permitted by Sections 6.3(a)(i) and (vii), no later than the Business Day following the date of receipt of the proceeds thereof, all Borrowers (in the case of an issuance by a Guarantor) or the issuing Borrower shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c)."

                  (c) Section 1.3(b)(iv) Mandatory Prepayments of the Credit Agreement is hereby amended as of the Amendment Effective Date by adding the following language to the end of the provision:

                  "Notwithstanding the foregoing, Extraordinary Receipts received from (i) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (ii) proceeds resulting from the termination of split-dollar and other life insurance policies, and (iii) proceeds of distributions or loan repayments from Haul Insurance, shall not be subject to mandatory prepayment under this clause (iv) to the extent such proceeds are reinvested in other assets in the ordinary course of, and otherwise useful in, Borrowers' business within ninety (90) days following receipt thereof; provided that Borrower Representative notifies Administrative Agent of its intent to reinvest at the time such proceeds are received and when such reinvestment occurs Collateral Agent, for the benefit of Agents and Lenders, receives a first-priority Lien on such replacement assets.

                  (d) Section 6.3(a) Indebtedness of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting clause (i) thereof in its entirety and by substituting in lieu thereof a new clause (i) to read as follows:

         "(i)     Indebtedness secured by split dollar or other life
         insurance policies; provided that recourse for such Indebtedness is limited to the cash value of such insurance policies."

                  (e) Section 9.2 Appointment of Agents of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the third and fourth sentences of such Section 9.2 in their entirety and substituting in lieu thereof the following new sentences:

         "Morgan Stanley is hereby appointed to act on behalf of all Term Loan A Lenders as 'Term Loan A Agent' under this Agreement and the other Loan Documents. Morgan Stanley is hereby appointed to act on behalf of all Term Loan B Lenders as 'Term Loan B Agent' under this Agreement and the other Loan Documents."

                  (f) Section 9.4 Agents in Individual Capacities of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting Section 9.4 in its entirety and substituting in lieu thereof the following:

         "With respect to its Commitments hereunder, each of GE Capital and Morgan Stanley shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include each of GE Capital and Morgan Stanley in its individual capacity. Each of GE Capital and Morgan Stanley and its respective Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital and Morgan Stanley were not an Agent and without any duty to account therefor to Lenders. Each of GE Capital and Morgan Stanley and its respective Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital and Morgan Stanley as Lenders holding disproportionate interests in the Loans and GE Capital and Morgan Stanley as Agents."

                  (g) Section 11.2 Amendments and Waivers of the Credit Agreement is hereby amended as of the Amendment Effective Date by adding the following at the end of Section 11.2 as new clause (f):

         "(f)     The Lenders hereby irrevocably authorize the
         Collateral Agent, without further action of the Lenders, to release any Lien on any Collateral constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify in writing to the Collateral Agent that the sale or disposition is permitted or not otherwise prohibited under this Agreement or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry). Except as provided above or expressly provided in any other Loan Document, the Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of all of the Lenders. Upon request by the Collateral Agent or Borrowers at any time, the Administrative Agent and the Lenders will confirm in writing the Collateral Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 11.2; provided, however, that (1) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral."

                  (h) Section 11.14 Press Releases and Related Matters of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting it in its entirety and substituting in lieu thereof the following:

         "Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Morgan Stanley or GE Capital or any of their affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to Morgan Stanley or GE Capital and without the prior written consent of Morgan Stanley or GE Capital, as applicable, unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Morgan Stanley or GE Capital, as applicable, before issuing such press release or other public disclosure. Each Credit Party consents to the publication by any Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower's name, product photographs, logo or trademark. Agents reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements."

                  (i) Annex A of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the definition of "EBITDA" in its entirety and substituting in lieu thereof the following new definition:

         "'EBITDA' means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, and (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii)
         Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) distributions received by such Person pursuant to Section
         5.14, and (vii) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets;
         (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary; (10) any expense or other liability deducted in the calculation of net income to the extent such expense or liability is
         (i) a pre-petition obligation and (ii) subject to the automatic stay provisions of the Bankruptcy Code; (11) adverse insurance adjustments that will affect Borrowers' cash flows after the Termination Date; (12) non-cash charges and non-cash gains; and (13) professional expenses incurred by Borrowers and allowed by the Bankruptcy Court in the Chapter 11 Cases."

                  (j) Annex A of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the definition of "Lenders" in its entirety and substituting in lieu thereof the following new definition:

         "'Lenders' means Morgan Stanley, GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender."

                  (k) Annex A of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the definition of "Term Loan A Agent" in its entirety and substituting in lieu thereof the following new definition:

         "'Term Loan A Agent' means Morgan Stanley, in its capacity as agent for the Term Loan A Lenders, or its successor appointed pursuant to Section 9.7."

                  (l) Annex A of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the definition of "Term Loan B Agent" in its entirety and substituting in lieu thereof the following new definition:

         "'Term Loan B Agent' means Morgan Stanley, in its capacity as agent for the Term Loan B Lenders, or its successor appointed pursuant Section 9.7."

                  (m) As of the Amendment Effective Date, (i) Morgan Stanley (or its successor appointed pursuant to Section 9.7 of the Credit Agreement) shall constitute the Term Loan A Agent and the sole Term Loan B Agent under the Credit Agreement and the other Loan Documents, (ii) each reference to "Term Loan A Agent" in the Credit Agreement and the other Loan Documents (insofar as such term applied to Marathon prior to such date) shall no longer apply to Marathon in such capacity, (iii) each reference to "Term Loan A Agent" in the Credit Agreement and the other Loan Documents shall apply to Morgan Stanley (or its successor appointed pursuant to Section 9.7 of the Credit Agreement) in its capacity as the Term Loan A Agent under the Credit Agreement and the other Loan Documents, (iv) each reference to "Term Loan B Agent" in the Credit Agreement and the other Loan Documents (insofar as such term applied to Marathon prior to such date) shall no longer apply to Marathon in such capacity, and (v) each reference to "Co-Term Loan B Agent" in the Credit Agreement and the other Loan Documents shall apply solely to Morgan Stanley (or its successor appointed pursuant to Section 9.7 of the Credit Agreement) in its capacity as the Term Loan B Agent under the Credit Agreement and the other Loan Documents.

         6. Forbearance. Notwithstanding the existence of the Specified Events of Default, the Administrative Agent and the Lenders agree to extend the Forbearance for the Specified Events of Default on the terms and conditions set forth in the Forbearance Extension until the Maturity Date, as such Maturity Date may be extended by the Term Loan B Agent without further action of the Lenders as provided for in Section 3(f) hereof.

         7. Reservation of Rights. You are hereby advised that the Administrative Agent and the Lenders specifically reserve all of their rights and remedies against Borrowers under the Loan Documents and applicable law with respect to the Specified Events of Default. Neither the Administrative Agent nor any Lender shall be deemed to have waived any term or condition of the Credit Agreement or any other Loan Document or, except as specifically set forth herein, to have agreed to a forbearance with respect to any right or remedy which the Administrative Agent or the Lenders may now have or in the future may have under the Credit Agreement or any other Loan Document, at law, in equity or otherwise, on account of the Specified Events of Default or any other Default or Event of Default. Neither the Administrative Agent nor any Lender shall by virtue of any action or omission be deemed to have altered or prejudiced any rights or remedies under or in connection with the Credit Agreement or under or in connection with any Event of Default. All of the terms and conditions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

         8. Representations and Warranties. To induce the Requisite Lenders to enter into this Amendment, each of the Credit Parties executing this Amendment, jointly and severally, makes the following representations and warranties:

                  (a) Subject to the approval of the Bankruptcy Court, the execution, delivery and performance by such Credit Party of this Amendment: (i) are within such Credit Party's power; (ii) have been duly authorized by all necessary corporate, limited liability company or limited partnership action;
(iii) do not contravene any provision of such Credit Party's charter, bylaws or partnership or operating agreement as applicable; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party; and (vii) do not require the consent or approval of any Governmental Authority or any other Person other than the Bankruptcy Court.

                  (b) This Amendment has been duly executed and delivered by or on behalf of such Credit Party.

                  (c) Subject to the approval of the Bankruptcy Court, each of this Amendment and the Credit Agreement constitutes a legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relative to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity.

                  (d) No Default or Event of Default has occurred and is continuing after giving effect to this Amendment, except for the Defaults or Events of Default set forth on Schedule A hereto.

                  (e) Other than the commencement of the Chapter 11 Cases, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of such Credit Party, threatened against such Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators, (i) that challenges such Credit Party's right or power to enter into or perform any of its obligations under this Amendment or the other Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (ii) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, would reasonably be expected to have a Material Adverse Effect.

                  (f) The representations and warranties of such Credit Party contained in the Credit Agreement and each other Loan Document, as amended in accordance with the terms of the applicable agreement, shall be true and correct on and as of the Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

         9. No Other Consents/Waivers. Except as expressly provided herein, (a) the Credit Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms, (b) this Consent shall not be deemed a waiver of any term or condition of the Credit Agreement or any other Loan Document, and (iii) this Consent shall not be deemed an agreement to forbear with respect to any right or remedy which the Agents or the Lenders may now have or may have in the future under the Credit Agreement or any other Loan Document, at law, in equity or otherwise. For avoidance of doubt, the Financial Covenants set forth in Annex G to the Credit Agreement for all periods commencing on June 30, 2006 shall be unmodified and shall continue to be in full force and effect in accordance with the terms of the Credit Agreement. Neither any Agent nor any Lender shall by virtue of any action or omission be deemed to have altered or prejudiced any rights or remedies which any Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to therein, in each case as the same may be amended from time to time.

         10. Outstanding Indebtedness; Waiver of Claims. The Credit Parties hereby acknowledge and agree that as of April 11, 2006, the aggregate outstanding principal amount of the (i) Revolving Loan is $90,808,476.00, (ii) Term Loan A is $20,000,000 and (iii) Term Loan B is $80,000,000 (collectively, the "Outstanding Obligations"), and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Each of the Credit Parties hereby waives, releases, remises and forever discharges Agents, the Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, "Claims"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Parties ever had, now has or might hereafter have against Agents or the Lenders which relates, directly or indirectly, to any acts or omissions of Agents, the Lenders or any other Indemnified Person on or prior to the date hereof; provided that, Credit Parties do not waive any Claim solely to the extent such Claim relates to any Agent's or any Lender's gross negligence or willful misconduct.

         11. Expenses. Borrowers hereby reconfirm their obligations pursuant to Section 11.3(a) of the Credit Agreement to pay and reimburse Agents for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

         12. Effectiveness. This Amendment shall become effective as of the date hereof (the "Amendment Effective Date") only upon satisfaction in full in the judgment of Administrative Agent of each of the following conditions:

                  (a) Amendment. Administrative Agent shall have received ten (10) original copies (or facsimile copies to be promptly followed by originals) of this Amendment duly executed and delivered by Credit Parties and the Requisite Lenders.

                  (b) Payment of Expenses. Borrowers shall have paid to Agents all costs, fees and expenses invoiced and owing in connection with this Amendment and the other Loan Documents and due to Agents (including, without limitation, reasonable legal fees and expenses).

                  (c) Representations and Warranties. The representations and warranties of or on behalf of the Credit Parties in this Amendment shall be true and correct on and as of the Amendment Effective Date.

         13. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         14. Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                            (SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

                                        BORROWERS:

                                        ALLIED HOLDINGS, INC.



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                        ALLIED SYSTEMS, LTD. (L.P.)



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                        LENDERS:


                                        GENERAL ELECTRIC CAPITAL CORPORATION,
                                        as Administrative Agent, Collateral
                                        Agent, Revolver Agent and Lender

                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:  Duly Authorized Signatory

                                        MORGAN STANLEY SENIOR FUNDING, INC.,
                                        as Term Loan A Agent, Term Loan B Agent, co-Syndication Agent and Lender



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                                                    , as Lender
                                        ----------------------------



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------

                                   SCHEDULE A


                           SPECIFIED EVENTS OF DEFAULT


1. Section 6.10 and Annex G, clause (c) of the Credit Agreement. Minimum EBITDA as of the last day of the 12-month period ended on each of December 31, 2005, January 31, 2006 and February 28, 2006 was less than $40,535,000, $40,350,000 and $38,972,000, respectively.

2. Section 6.10 and Annex G, clause (d) of the Credit Agreement. The Maximum Leverage Ratio as of the last day of the 12-month period ended on each of December 31, 2005, January 31, 2006 and February 28, 2006 was greater than 4.4:1.0, 4.7:1.0 and 4.9:1.0, respectively.

3. Section 6.10 and Annex G, clause (b) of the Credit Agreement. The Minimum Fixed Charge Coverage Ratio as of the last day of the 12-month period ended on December 31, 2005 was less than 0.62:1.0.